EXHIBIT 99.1

PART I

ITEM 1. BUSINESS

General

Martin Marietta Materials, Inc. (the “Company”) is a leading supplier of aggregates products (crushed stone, sand, and gravel) used for the construction of infrastructure, nonresidential and residential projects.  Aggregates products are also used for railroad ballast and in agricultural, utility and environmental applications.  The Company’s Building Materials business consists primarily of mining, processing, and selling granite, limestone, sand and gravel, collectively referred to as “aggregates”.  The Building Materials business also includes cement, ready mixed concrete, asphalt products and paving construction services.  The Company is a leading supplier of cement, ready mixed concrete and asphalt and paving services in some regions where being able to supply a full range of products is important for customer service.  The Company’s cement product line produces Portland and specialty cements.  The Company also has a Magnesia Specialties business that manufactures and markets magnesia-based chemical products used in industrial, agricultural, and environmental applications, and dolomitic lime sold primarily to customers in the steel industry.

The Company was formed in 1993 as a North Carolina corporation to serve as successor to the operations of the materials group of the organization that is now Lockheed Martin Corporation.  An initial public offering of a portion of the Company’s Common Stock was completed in 1994, followed by a tax-free exchange transaction in 1996 that resulted in 100% of the Company’s Common Stock being publicly traded.

The Company completed over 85 smaller acquisitions from the time of its initial public offering until the present, which allowed the Company to enhance and expand its presence in the aggregates marketplace.  This included an exchange of certain assets in 2011 with Lafarge North America Inc. (“Lafarge”), pursuant to which it received aggregates quarry sites, ready mixed concrete and asphalt plants, and a paving business in and around the metropolitan Denver, Colorado, and the I-25 corridor, in exchange for which Lafarge received properties consisting of quarries, an asphalt plant and distribution yards operated by the Company along the Mississippi River (called the Company’s “River District Operations”) and a cash payment.  The Company uses its ability to distribute materials over long distances by rail and water to further expand its operations.

The business has developed further through the following transactions over the past five years.

In 2013, the Company acquired three aggregates quarries in the greater Atlanta, Georgia, area.  The transaction provided over 800 million tons of permitted aggregate reserves and enhanced the Company’s existing long-term position in this market.

In 2014, the Company completed the acquisition of Texas Industries, Inc. (“TXI”), further augmenting its position as a leading supplier of aggregates and heavy building materials.  TXI, as a stand-alone entity, was a leading supplier of heavy construction materials in the southwestern United States and a major supplier of natural aggregates and ready mixed concrete in Texas, northern Louisiana and, to a lesser extent, in Oklahoma and Arkansas.  TXI was the largest supplier of ready mixed concrete, concrete products and cement in Texas.  TXI enhanced the Company’s position as an aggregates-led, low-cost operator in the large and fast-growing geographies in the United States and provided high-quality assets in cement and ready mixed concrete.

In addition to the cement operations, the Company acquired as part of the TXI acquisition nine quarries and six aggregates distribution terminals located in Texas, Louisiana and Oklahoma. The Company also acquired approximately

ITEM 1. BUSINESS (continued)

120 ready mixed concrete plants, situated primarily in three areas of Texas (the Dallas/Fort Worth/Denton area of north Texas; the Austin area of central Texas; and from Beaumont to Texarkana in east Texas), in north and central Louisiana and in Southwestern Arkansas.  As part of an agreement with the United States Department of Justice’s review of the transaction, the Company divested of its North Troy Quarry in Oklahoma and two related rail distribution yards in Dallas and Frisco, Texas.

TXI was also a cement producer in California.  In 2015, the Company divested its California cement business acquired from TXI.  These operations were not in close proximity to other core assets of the Company and, unlike other marketplace competitors, were not vertically integrated with ready mixed concrete production.  The divestiture primarily included a cement plant, two distribution terminals, mobile equipment, intangible assets and inventory.  The Company also completed the integration of the TXI operations in 2015, and completed three smaller acquisitions, which included three aggregates operations and related assets.

In 2016, the Company acquired aggregates, ready mixed concrete and asphalt and paving operations in southern Colorado that provided more than 500 million tons of mineral reserves and expanded the Company’s presence along the Front Range of the Rocky Mountains, home to 80% of Colorado’s population.  The Company also acquired the remaining interest it had not previously owned in a ready mixed concrete company that serves the I-35 corridor in central Texas between Dallas and Austin, which enhanced the Company’s position and provided additional vertical integration benefits with the Company’s cement product line.

Between 2001 and 2016, the Company disposed of or idled a number of underperforming operations, including aggregates, ready mixed concrete, trucking, and asphalt and paving operations of its Building Materials business and the refractories business of its Magnesia Specialties business.  In some of its divestitures, the Company concurrently entered into supply agreements to provide aggregates at market rates to certain of these divested businesses. During 2015, the Company disposed of certain non-core asphalt operations in San Antonio, Texas and divested its California cement operations.  The Company will continue to evaluate opportunities to divest underperforming assets, if appropriate, during 2017 in an effort to redeploy capital for other opportunities.

Business Segment Information

The Company conducts its Building Materials business through three reportable segments: the Mid-America Group, Southeast Group and West Group.  The Company also has the Magnesia Specialties segment, which includes its magnesia-based chemicals and dolomitic lime businesses.  Information concerning the Company’s total revenues, net sales, gross profit, earnings from operations, assets employed, and certain additional information attributable to each reportable business segment for each year in the three-year period ended December 31, 2016 is included in “Note O: Business Segments” of the “Notes to Financial Statements” of the Company’s 2016 consolidated financial statements (the “2016 Financial Statements”), which are included under Item 8 of this Form 10-K, and are part of the Company’s 2016 Annual Report to Shareholders (the “2016 Annual Report”), which information is incorporated herein by reference.

ITEM 1. BUSINESS (continued)

Building Materials Business

The Building Materials business mines, processes and sells granite, limestone, sand, gravel and other aggregates products, collectively referred to as “aggregates” for use in all sectors of the public infrastructure, nonresidential and residential construction industries, as well as agriculture, railroad ballast, chemical and other uses.  The Building Materials business also includes the operation of other construction materials businesses.  These businesses, located in the West Group, were acquired through continued selective vertical integration by the Company, and include cement, ready mixed concrete, and asphalt and paving operations in Arkansas, Colorado, Louisiana, Texas and Wyoming.

Aggregates, Ready Mixed Concrete and Asphalt and Paving Product Lines

The Company is a leading supplier of aggregates for the construction industry in the United States.  In 2016, the Company’s Building Materials business shipped and delivered aggregates, cement, ready mixed concrete and asphalt products from a network of nearly 300 quarries, underground mines, two cement plants, distribution facilities, and approximately 150 ready mixed concrete plants, to customers in 29 states, Canada, and the Bahamas, and also performed paving services.  Collectively, the Building Materials business generated net sales and earnings from operations of $3.3 billion and $679.5 million, respectively.

The Building Materials business markets its products primarily to the construction industry, with approximately 39% of the aggregates product line shipments in 2016 made to contractors in connection with highway and other public infrastructure projects and the balance of its shipments made primarily to contractors in connection with nonresidential and residential construction projects. The Company believes public-works projects have historically accounted for approximately 50% of the total annual aggregates and cement consumption in the United States.  Therefore, these businesses benefit from public-works construction projects. The Company also believes exposure to fluctuations in nonresidential and residential, or private-sector, construction spending is lessened by the business’ mix of public sector-related shipments.  However, after uncertainty regarding the solvency of the highway bill in 2014, the Company experienced a slight retraction in aggregates product line shipments to the infrastructure end-use market.   Consistent with this trend, the infrastructure market accounted for a lower percentage of the Company’s aggregates product line shipments in 2016 and 2015 compared with the most recent five-year average of 44%.

As a result of dependence upon the construction industry, the profitability of aggregates and cement producers is sensitive to national, regional and local economic conditions, and particularly to cyclical swings in construction spending, which is affected by fluctuations in interest rates, demographic and population shifts, and changes in the level of infrastructure spending funded by the public sector.

The Company’s aggregates product line shipments have increased each of the past five years, reflecting degrees of stability and modest growth.  However, aggregates volumes are still below historically normal levels.  Prior to 2011, the economic recession resulted in United States aggregates consumption declining by almost 40% from peak volumes in 2006.  Aggregates product line shipments had also suffered as states continued to balance their construction spending with the uncertainty related to long-term federal highway funding and budget shortfalls caused by decreasing tax revenues.  However, most state budgets began to improve starting in 2013 as increased tax revenues helped states resolve or begin to resolve budget deficits.  During 2016, the Company’s aggregates product line shipments increased 1.4% compared with 2015.

The federal highway bill provides annual funding for public-sector highway construction projects.  After a decade of 36 short-term funding provisions since the prior federal highway bill, Moving Ahead for Progress in the 21st Century (“MAP-21”), expired, the five-year, $305 billion highway bill, Fixing America’s Surface Transportation Act (the “FAST Act” or the “Act”), was signed into law in December, 2015.  The FAST Act reauthorizes federal highway and public transportation

ITEM 1. BUSINESS (continued)

programs.  Funding for the FAST Act is primarily secured through gas tax collections and will enable states to purchase and use an estimated additional 114 million tons of aggregates over the life of the Act.  $207.4 billion of the FAST Act funding will be apportioned to the states, with a 5.1% increase over actual fiscal year 2015 apportionments in 2016 and then inflationary increases in subsequent years.  Meaningful impact from the FAST Act is expected beginning in 2017.  Although the FAST Act did not meaningfully impact 2016 highway spending, the total value of public-works spending across the United States increased, demonstrating the continued commitment of many states to address underlying demand for infrastructure investment.  During the past 24 months, many states have taken on a significantly larger role in funding infrastructure investment, including initiating special-purpose taxes and raising gas taxes.

The FAST Act retains the programs supported under the predecessor bill, MAP-21, but with some changes. Specifically, Transportation Infrastructure and Innovation Act (“TIFIA”), a U.S. Department of Transportation alternative funding mechanism, which under MAP-21 provided three types of federal credit assistance for nationally or regionally significant surface transportation projects, now allows more diversification of projects. TIFIA is designed to fill market gaps and leverage substantial private co-investment by providing projects with supplemental or subordinate debt that is not subject to national debt ceiling challenges or sequestration. Since inception, TIFIA has provided more than $25 billion of credit assistance to over 50 projects representing over $90 billion in infrastructure investment. Under the FAST Act, TIFIA annual funding ranges from $275 million to $300 million and no longer requires the 20% matching funds from state departments of transportation. Consequently, states can advance construction projects immediately with potentially zero upfront outlay of local state department of transportation dollars.  TIFIA requires projects to have a revenue source to pay back the credit assistance within a 30 to 40 year period.  Moreover, TIFIA funds may represent up to 49% of total eligible project costs for a TIFIA-secured loan and 33% for a TIFIA standby line of credit. Therefore, the TIFIA program has the ability to significantly leverage construction dollars. Each dollar of federal funds can provide up to $10 in TIFIA credit assistance and support up to $30 in transportation infrastructure investment.  Private investment in transportation projects funded through the TIFIA program is particularly attractive, in part due to the subordination of public investment to private. Management believes TIFIA could provide a substantial boost for state department of transportation construction programs well above what is currently budgeted. As of January 2017, TIFIA funded projects for the Company’s key states (Texas, Colorado, North Carolina, Iowa and Georgia) exceeded $22 billion.

The federal highway bill provides spending authorizations, which represent the maximum financial obligation that will result from the immediate or future outlays of federal funds for highway and transit programs. The federal government’s surface transportation programs are financed mostly through the receipts of highway user taxes placed in the Highway Trust Fund, which is divided into the Highway Account and the Mass Transit Account.  Revenues credited to the Highway Trust Fund are primarily derived from a federal gas tax, a federal tax on certain other motor fuels and interest on the accounts’ accumulated balances.  Of the currently imposed federal gas tax of $0.184 per gallon, which has been static since 1993, $0.15 is allocated to the Highway Account of the Highway Trust Fund.

Transportation investments generally boost the national economy by enhancing mobility and access and by creating jobs, which is a priority of many of the government’s economic plans. According to the Federal Highway Administration, every $1 billion in federal highway investment creates approximately 28,000 jobs. The number of jobs created is dependent on the nature and aggregates intensity of the projects. Approximately half of the Building Materials business’ net sales to the infrastructure market come from federal funding authorizations, including matching funds from the states.  For each dollar spent on road, highway and bridge improvements, the Federal Highway Administration estimates an average benefit of $5.20 is recognized in the form of reduced vehicle maintenance costs, reduced delays, reduced fuel consumption, improved safety, reduced road and bridge maintenance costs and reduced emissions as a result of improved traffic flow.

The Company’s Building Materials business covers a wide geographic area.  The business’ five largest revenue-generating states (Texas, Colorado, North Carolina, Iowa and Georgia) accounted for 75% of total 2016 net sales by state

ITEM 1. BUSINESS (continued)

of destination.  The Company’s Building Materials business is accordingly affected by the economies in these regions and has been adversely affected in part by recessions and weaknesses in these economies from time to time.  Recent improvements in the national economy and in some of the states in which the Company operates have led to improvements in profitability in the Company’s Building Materials business.

The Company’s Building Materials business is also highly seasonal, due primarily to the effect of weather conditions on construction activity within its markets.  The operations of the Building Materials business that are concentrated in the northern and midwestern United States and Canada typically experience more severe winter weather conditions than operations in the southeastern and southwestern regions of the United States.  Excessive rainfall, flooding, or severe drought can also jeopardize shipments, production, and profitability in all of the Company’s markets. Subject to these factors, the Company’s second and third quarters are typically the strongest, with the first quarter generally reflecting the weakest results.  Results in any quarter are not necessarily indicative of the Company’s annual results.  Similarly, the operations of the Building Materials business in the coastal areas are at risk for hurricane activity, most notably in August, September and October, and have experienced weather-related losses from time to time.

Weather-related hindrances were exacerbated over the last two years by record precipitation in many of the Company’s key markets.  Net sales, production and cost structure were adversely affected by the significant precipitation. The National Oceanic and Atmospheric Administration (“NOAA”) has tracked precipitation for 122 years.  According to NOAA, 2015 represented the wettest year on record for Texas and Oklahoma, while North Carolina, South Carolina, Colorado and Iowa each experienced a top-ten precipitation year, and the nation as a whole had its third-wettest year in NOAA recorded history.  In 2016, many areas in the United States again experienced significant amounts of precipitation.  Texas experienced its 18th wettest year in the state’s recorded history per NOAA.  Further, since March 2015, Texas and surrounding regions have experienced 18 major flood events.  Additionally, in October 2016, rainfall along the eastern seaboard of the United States from Hurricane Matthew, a category-5 hurricane, approximated 13.6 trillion gallons.  Hurricane Matthew was also the first major hurricane on record to make landfall in the Bahamas, where the Company has a facility.  Accordingly, the Company’s financial results for any year, and notably 2016 and 2015, or year-to-year comparisons of reported results, may not be indicative of future operating results.

Natural aggregates sources can be found in relatively homogeneous deposits in certain areas of the United States.  As a general rule, truck shipments from an individual quarry are limited because the cost of transporting processed aggregates to customers is high in relation to the price of the product itself. As described below, the Company’s distribution system mainly uses trucks, but also has access to a river barge and ocean vessel network where the per-mile unit cost of transporting aggregates is much lower.  In addition, acquisitions have enabled the Company to extend its customer base through increased access to rail transportation. Proximity of quarry facilities to customers or to long-haul transportation corridors is an important factor in competition for aggregates businesses.

A significant percentage of the Company’s aggregates product line shipments continue to be moved by rail or water through a distribution yard network.  In 1994, 93% of the Company’s aggregates product line shipments were moved by truck, the rest by rail.  In contrast, in 2016, the originating mode of transportation for the Company’s aggregates product line shipments was 76% by truck, 20% by rail, and 4% by water.  Although the Company divested its River District Operations in 2011 as part of the asset exchange with Lafarge, the development of deep-water and rail distribution yards continues to be a key component of the Company’s strategic growth plan.  While the River District Operations were being serviced as part of the Company’s barge long-haul distribution network, those divested operations were not in high-growth states.  The majority of rail and water movements occur in the Southeast Group and the West Group, that have certain areas which generally lack a long-term indigenous supply of coarse aggregates but exhibit above-average growth characteristics driven by long-term population growth and density, employment growth and economic diversity. The Company has an extensive network of aggregates quarries and distribution centers throughout the southern United States

ITEM 1. BUSINESS (continued)

and in the Bahamas and Canada, as well as distribution centers along the Gulf of Mexico and Atlantic coasts.  In 2016, 24.8 million tons of aggregates were sold from distribution yards.

The Company’s Medina Rock and Rail (“Medina”) capital project, with a total cost of $160 million, was the largest capital expansion project in its history.  Located near San Antonio, Texas, Medina consists of a rail-connected limestone aggregates processing facility which shipped approximately four million tons in 2016 and has the future capability of producing in excess of 10 million tons per year.  Medina became operational in January 2016.

The Company also acquires contiguous property around existing quarry locations. This property can serve as buffer property or additional mineral reserve capacity, assuming the underlying geology supports economical aggregates mining. In either instance, the acquisition of additional property around an existing quarry allows the expansion of the quarry footprint and extension of quarry life. Some locations having limited reserves may be unable to expand.

A long-term capital focus for the Company, primarily in the midwestern United States due to the nature of its indigenous aggregates supply, is underground limestone aggregate mines. The Company operates 14 active underground mines, located in the Mid-America Group, and is the largest operator of underground limestone aggregate mines in the United States. Production costs are generally higher at underground mines than surface quarries since the depth of the aggregate deposits and the access to the reserves result in higher development, explosives and depreciation costs. However, these locations often possess transportation advantages that can lead to higher average selling prices than more distant surface quarries.

The Company’s acquisitions and capital projects have expanded its ability to ship material by rail, as discussed in more detail below. The Company has added additional capacity in a number of locations that can now accommodate larger unit train movements. These expansion projects have enhanced the Company’s long-haul distribution network. The Company’s process improvement efforts have also improved operational effectiveness through plant automation, mobile fleet modernization, right-sizing and other cost control improvements.  Accordingly, the Company has enhanced its reach through its ability to provide cost-effective coverage of coastal markets on the east and gulf coasts, as well as geographic areas that can be accessed economically by the Company’s expanded distribution system.  This distribution network moves aggregates materials from domestic and offshore sources, via rail and water, to markets where aggregates supply is limited.

As the Company continues to move more aggregates by rail and water, internal freight costs are expected to reduce gross margins (excluding freight and delivery revenues).  This typically occurs where the Company transports aggregates from a production location to a distribution location by rail or water, and the customer pays a selling price that includes a freight component.  Margins are negatively affected because the Company typically does not charge the customer a profit associated with the transportation component of the selling price of the materials.  Moreover, the Company’s expansion of its rail-based distribution network, coupled with the extensive use of rail service in the Southeast and West Groups, increases the Company’s dependence on and exposure to railroad performance, including track congestion, crew availability, and power availability, and the ability to renegotiate favorable railroad shipping contracts.  The waterborne distribution network, primarily located within the Southeast Group, also increases the Company’s exposure to certain risks, including the ability to negotiate favorable shipping contracts, demurrage costs, fuel costs, ship availability and weather disruptions.  The Company has entered into long-term agreements with shipping companies to provide ships to transport the Company’s aggregates to various coastal ports.

The Company’s long-term shipping contracts for shipment by water are generally take-or-pay contracts with minimum and maximum shipping requirements.  If the Company fails to ship the annual minimum tonnages under the agreement, it is still obligated to pay the shipping company the contractually-stated minimum amount for that year.  In

ITEM 1. BUSINESS (continued)

2016, the Company incurred $1.1 million of these charges.  A similar charge is possible in 2017 if shipment volumes do not meet the contractually-stated minimums.

From time to time, the Company has experienced rail transportation shortages, particularly in the Southwest and Southeast.  These shortages were caused by the downsizing in personnel and equipment by certain railroads during economic downturns.  Further, in response to these issues, rail transportation providers focused on increasing the number of cars per unit train under transportation contracts and are generally requiring customers, through the freight rate structure, to accommodate larger unit train movements.  A unit train is a freight train moving large tonnages of a single bulk product between two points without intermediate yarding and switching. Certain of the Company’s sales yards have the system capabilities to meet the unit train requirements.  Over the last few years, the Company has made capital improvements to a number of its sales yards in order to better accommodate unit train unloadings.  Rail availability is seasonal and can impact aggregates product line shipments depending on competing movements.

From time to time, the Company has also experienced rail and trucking shortages due to competition from other products.  If there are material changes in the availability or cost of rail or trucking services, the Company may not be able to arrange alternative and timely means to ship our products at a reasonable cost, which could lead to interruptions or slowdowns in the Company’s businesses or increases in our costs.

The Company’s management expects the multiple transportation modes that have been developed with various rail carriers and via deep-water ships should provide the Company with the flexibility to effectively serve customers in the southeastern and southwestern regions of the United States.

The construction aggregates industry has been consolidating, and the Company has actively participated in the consolidation of the industry. When acquired, new locations sometimes do not satisfy the Company’s internal safety, maintenance and pit development standards, and may require additional resources before benefits of the acquisitions are fully realized.   Industry consolidation slowed several years ago as the number of suitable small to mid-sized acquisition targets in high-growth markets declined.  During that period of fewer acquisition opportunities, the Company focused on investing in internal expansion projects in high-growth markets.  The number of acquisition opportunities has increased in the last few years as the economy has begun to recover from the protracted recession.  Opportunities include public and larger private, family-owned businesses, as well as asset swaps and divestitures from companies rationalizing non-core assets and repairing financially-constrained balanced sheets.  The Company’s Board of Directors and management continue to review and monitor the Company’s strategic long-term plans, which include assessing business combinations and arrangements with other companies engaged in similar businesses, increasing the Company’s presence in its core businesses, investing in internal expansion projects in high-growth markets, and pursuing new opportunities related to the Company’s existing markets.

The Company became more vertically integrated through various acquisitions, including the 2014 TXI acquisition,  in the West Group, pursuant to which the Company acquired cement, ready mixed concrete, asphalt and paving operations, trucking, and other businesses, which complement the Company’s aggregates operations.  The Company reports these operations within the Building Materials business, and their results are affected by volatile factors, including fuel costs, operating efficiencies, and weather, to an even greater extent than the Company’s aggregates operations.  Liquid asphalt and cement serve as key raw materials in the production of hot mix asphalt and ready mixed concrete, respectively.  Therefore, fluctuations in prices for these raw materials directly affect the Company’s operating results.  During 2016, prices for liquid asphalt were lower than 2015.  Liquid asphalt prices may not always follow other energy products (e.g., oil or diesel fuel) because of complexities in the refining process which converts a barrel of oil into other fuels and petrochemical products.  The Company expects gross margin (excluding freight and delivery revenues) for the legacy TXI ready mixed concrete operations to continue to improve, similar to the pattern experienced with the Colorado ready mixed concrete and asphalt and paving operations.

ITEM 1. BUSINESS (continued)

The Company continues to review ready mixed concrete and asphalt and paving operations to determine if they represent opportunities to divest underperforming assets in an effort to redeploy capital for other opportunities.  The Company also reviews other independent ready mixed concrete and asphalt and paving operations to determine if they might present attractive acquisition opportunities in the best interest of the Company, either as part of their own ready mixed concrete and asphalt and paving operations or operations that might be vertically integrated with other operations owned by the Company.  Based on these assessments, the Company completed the acquisitions described under “General” above, which included ready mixed concrete and asphalt and paving operations in the Denver, Colorado, and San Antonio, Texas, markets.  The 2014 business combination with TXI described under “General” above further expanded the Company’s aggregates and ready mixed concrete operations.  The TXI combination also added the cement operations, which are included in the West Group reportable segment of the Company.  The 2016 transactions described under “General” above further added ready mixed concrete and asphalt and paving operations along the Front Range in Colorado and ready mixed concrete operations in central Texas.

Environmental and zoning regulations have made it increasingly difficult for the aggregates industry to expand existing quarries and to develop new quarry operations.  Although it cannot be predicted what policies will be adopted in the future by federal, state, and local governmental bodies regarding these matters, the Company anticipates that future restrictions will likely make zoning and permitting more difficult, thereby potentially enhancing the value of the Company’s existing mineral reserves.

Management believes the aggregates product line’s raw materials, or aggregates reserves, are sufficient to permit production at present operational levels for the foreseeable future.  The Company does not anticipate any material difficulty in obtaining the raw materials that it uses for current production in its aggregates product line.  The Company’s aggregates reserves on the average exceed 60 years of production, based on normalized levels of production.  However, certain locations may be subject to more limited reserves and may not be able to expand.  Moreover, as noted above, environmental and zoning regulations will likely make it harder for the Company to expand its existing quarries or develop new quarry operations.  The Company generally sells its aggregates, ready mixed concrete and asphalt products upon receipt of orders or requests from customers.  Accordingly, there is no significant order backlog.  The Company generally maintains inventories of aggregates products in sufficient quantities to meet the requirements of customers.

Less than 1% of the revenues from the aggregates, ready mixed concrete and asphalt and paving product lines are from foreign jurisdictions, principally Canada and the Bahamas, with revenues from customers in foreign countries totaling $11.8 million, $12.3 million, and $13.0 million, during 2016, 2015, and 2014, respectively.

Cement Product Line

The cement product line produces Portland and specialty cements. Cement is the basic binding agent for concrete, a primary construction material.  The principal raw material used in the production of cement is calcium carbonate in the form of limestone. The Company owns more than 600 million tons of limestone reserves adjacent to its two cement production plants in Texas.  Similar to the aggregates, ready mixed concrete and asphalt and paving product lines, cement is used in infrastructure projects, nonresidential and residential construction, and the railroad, agricultural, utility and environmental industries. Consequently, the cement industry is cyclical and dependent on the strength of the construction sector.

The Company has the leading cement position in Texas, with two production facilities, one located in Midlothian, Texas, south of Dallas-Fort Worth, and the other located in Hunter, Texas, north of San Antonio. These plants have a combined annual capacity of 4.5 million tons, as well as a current permit that provides an 800,000-ton-expansion

ITEM 1. BUSINESS (continued)

opportunity at the Midlothian plant.  In addition to these production facilities, the Company also operates five cement distribution terminals in Texas.

From July 1, 2014 through September 30, 2015, the Company also operated a cement plant at Oro Grande, California, cement grinding and packaging facilities at the Crestmore plant near Riverside, California, and two California-based cement distribution terminals.  During 2015, the Company sold all of its California cement operations.  It retained the real estate at the Crestmore facility, which the Company expects to sell for non-cement use.  These operations were not in close proximity to other core assets of the Company and, unlike other marketplace competitors, were not vertically integrated with ready mixed concrete production.

Cement consumption is dependent on the time of year and prevalent weather conditions. According to the Portland Cement Association, nearly two-thirds of U.S. cement consumption occurs in the six months between May and October. The majority of all cement shipments, approximately 70 percent, are sent to ready-mix concrete operators. The rest are shipped to manufacturers of concrete related products, contractors, materials dealers, oil well/mining/drilling companies, as well as government entities.

Energy, including electricity and fossil fuels, accounted for approximately 22% of the cement production cost profile in 2016. Therefore, profitability of the cement product line is affected by changes in energy prices and the available supply of these products.  The Company currently has fixed-price supply contracts for coal but also consumes natural gas, alternative fuel and petroleum coke. Further, profitability of the cement product line is also subject to kiln maintenance.  This process typically requires a plant to be shut down for a period of time as repairs are made.  In 2016, the cement product line incurred ordinary kiln maintenance shutdown costs of $20.9 million.

The cement product line is benefitting from continued strength in the Texas markets, where current demand exceeds local supply, a trend that is expected to continue for the near future. The Company shipped a total of 3.5 million tons of cement in 2016, with 2.3 million tons shipped to external customers in five states and 1.2 million tons consumed by the Company for internal use.  A portion of the cement is used internally in the Company’s ready mixed concrete product line.  For 2016, the cement product line generated net sales and earnings from operations of $364.4 million and $99.6 million, respectively.

The limestone reserves used as a raw material for cement are located on property, owned by the Company, adjacent to each of the cement plants.  Management believes that its reserves of limestone are sufficient to permit production at the current operational levels for the foreseeable future.

Inventory for cement products is generally maintained in sufficient quantities to meet rapid delivery requirements of customers.  At December 31, 2016, the cement product line had backlog of approximately $90 million.

From time to time a small percentage of the Company’s cement sales are to customers located outside the United States.  The Company had no such sales in 2016 since the Company sold the California cement operations in 2015; previously such sales were less than 2% of revenues for the cement product line, coming from sales from California to customers in Mexico, with revenues from such customers totaling $0.4 million during 2015 and $3.8 million during 2014 for the period from the July 1, 2014 acquisition of TXI.

Magnesia Specialties Business

The Company manufactures and markets, through its Magnesia Specialties business, magnesia-based chemical products for industrial, agricultural and environmental applications, and dolomitic lime for use primarily in the steel industry.  These chemical products have varying uses, including flame retardants, wastewater treatment, pulp and paper

ITEM 1. BUSINESS (continued)

production and other environmental applications.  In 2016, 69% of Magnesia Specialties’ net sales were attributable to chemical products, 30% to lime, and 1% to stone sold as construction materials.  For 2016, the Magnesia Specialties business generated record net sales and earnings from operations of $238.0 million and $79.3 million, respectively.

Given the high fixed costs associated with operating this business, low capacity utilization negatively affects its results of operations.  A significant portion of the costs related to the production of magnesia-based products and dolomitic lime is of a fixed or semi-fixed nature.  In addition, the production of certain magnesia chemical products and lime products requires natural gas, coal, and petroleum coke to fuel kilns.  Price fluctuations of these fuels affect the profitability of this business.  The Company has sought to mitigate certain of these fluctuations and risks by entering into fixed-price supply contracts for certain fuels, including natural gas, coal and petroleum coke.

In 2016, 83% of the lime produced was sold to third-party customers, while the remaining 17% was used internally as a raw material in making the business’ chemical products.  Dolomitic lime products sold to external customers are used primarily by the steel industry.  Products used in the steel industry, either directly as dolomitic lime or indirectly as a component of other industrial products, accounted for 41% of the Magnesia Specialties’ net sales in 2016, attributable primarily to the sale of dolomitic lime products. Accordingly, a portion of the revenues and profitability of the Magnesia Specialties business is affected by production and inventory trends in the steel industry.  These trends are guided by the rate of consumer consumption, the flow of offshore imports, and other economic factors. The dolomitic lime business runs most profitably at 70% or greater steel capacity utilization; domestic capacity utilization averaged 71% in 2016, according to the American Iron and Steel Institute.  Average steel production in 2016 declined 0.5% versus 2015.  Declining steel utilization and United States dollar strength could adversely affect Magnesia Specialties’ operating results.

Management has shifted the strategic focus of the magnesia-based business to specialty chemicals that can be produced at volume levels that support efficient operations.  Accordingly, that product line is not as dependent on the steel industry as is the dolomitic lime portion of the Magnesia Specialties business.

The principal raw materials used in the Magnesia Specialties business are dolomitic limestone and alkali-rich brine.  Management believes that its reserves of dolomitic limestone and brine are sufficient to permit production at the current operational levels for the foreseeable future.

After the brine is used in the production process, the Magnesia Specialties business must dispose of the processed brine.  In the past, the business did this by reinjecting the processed brine back into its underground brine reserve network around its facility in Manistee, Michigan.  The business has also sold a portion of this processed brine to third parties.  In 2003, Magnesia Specialties entered into a long-term processed brine supply agreement with The Dow Chemical Company (“Dow”) pursuant to which Dow purchases processed brine from Magnesia Specialties, at market rates, for use in Dow’s production of calcium chloride products.  Magnesia Specialties also entered into a venture with Dow to construct, own and operate a processed brine supply pipeline between the Magnesia Specialties facility in Manistee, Michigan, and Dow’s facility in Ludington, Michigan.  Construction of the pipeline was completed in 2003, and Dow began purchasing processed brine from Magnesia Specialties through the pipeline.  In 2010, Dow sold the assets of Dow’s facility in Ludington, Michigan to Occidental Chemical Corporation (“Occidental”) and assigned to Occidental its interests in the long-term processed brine supply agreement and the pipeline venture with Magnesia Specialties.

Magnesia Specialties generally delivers its products upon receipt of orders or requests from customers.  Accordingly, there is no significant order backlog.  Inventory for products is generally maintained in sufficient quantities to meet rapid delivery requirements of customers.  A significant portion of the 275,000 ton dolomitic lime capacity from a lime kiln completed in 2012 at Woodville, Ohio is committed under a long-term supply contract.

ITEM 1. BUSINESS (continued)

The Magnesia Specialties business is highly dependent on rail transportation, particularly for movement of dolomitic lime from Woodville to Manistee and direct customer shipments of dolomitic lime and magnesia chemicals products from both Woodville and Manistee.  The segment can be affected by the specific transportation and other risks and uncertainties outlined under Item IA., Risk Factors, of this Form 10-K.

Approximately 18% of the revenues of the Magnesia Specialties business in 2016 were from foreign jurisdictions, principally Canada, Mexico, Europe, South America and the Pacific Rim, but no single foreign country accounted for 10% or more of the revenues of the business.  Revenues from customers in foreign countries totaled $43.0 million, $32.7 million, and $29.0 million, in 2016, 2015, and 2014, respectively.  As a result of these foreign market sales, the financial results of the Magnesia Specialties business could be affected by foreign currency exchange rates or weak economic conditions in the foreign markets.  To mitigate the short-term effects of currency exchange rates, the Magnesia Specialties business’ sales are predominately denominated in the United States dollar.  However, the current strength of the United States dollar in foreign markets is negatively affecting the overall price of Magnesia Specialties’ products when compared with foreign-domiciled competitors.

Patents and Trademarks

As of February 10, 2017, the Company owns, has the right to use, or has pending applications for approximately 23 patents pending or granted by the United States and various countries and approximately 104 trademarks related to business.  The Company believes that its rights under its existing patents, patent applications and trademarks are of value to its operations, but no one patent or trademark or group of patents or trademarks is material to the conduct of the Company’s business as a whole.

Customers

No material part of the business of any segment of the Company is dependent upon a single customer or upon a few customers, the loss of any one of which would have a material adverse effect on the segment.  The Company’s products are sold principally to commercial customers in private industry.  Although large amounts of construction materials are used in public works projects, relatively insignificant sales are made directly to federal, state, county, or municipal governments, or agencies thereof.

Competition

Because of the impact of transportation costs on the aggregates industry, competition in the aggregates product line tends to be limited to producers in proximity to each of the Company’s facilities.  Although all of the Company’s locations experience competition, the Company believes that it is generally a leading producer in the areas it serves.  Competition is based primarily on quarry or distribution location and price, but quality of aggregates and level of customer service are also factors.

There are over 5,500 companies in the United States that produce construction aggregates.  These include active crushed stone companies and active sand and gravel companies. The largest ten producers account for approximately 35% of the total market.  The Company’s ready mixed concrete and asphalt and paving operations are also characterized by numerous operators.  A national trade association estimates there are about 5,500 ready mixed concrete plants in the United States owned by over 2,200 companies, with about 55,000 mixer trucks delivering ready mixed concrete.  Similarly, a national trade association estimates there are about 3,700 asphalt plants in the United States owned by over 800 companies.  The Company, in its ready mixed concrete and asphalt and paving operations, competes with a number of other large and small producers.  The Company believes that its ability to transport materials by ocean vessels and rail have enhanced the Company’s ability to compete in the aggregates industry.

ITEM 1. BUSINESS (continued)

The Company’s Magnesia Specialties business competes with various companies in different geographic and product areas principally on the basis of quality, price, technological advances, and technical support for its products.  The Magnesia Specialties business also competes for sales to customers located outside the United States, with revenues from foreign jurisdictions accounting for 18% of revenues for the Magnesia Specialties business in 2016, principally in Canada, Mexico, Europe, South America, and the Pacific Rim.

According to the Portland Cement Association, United States cement production is widely dispersed with the operation of 107 cement plants in 36 states. The top five companies collectively operate 49.6% of U.S. clinker capacity with the largest company representing 14.2% of all domestic clinker capacity. An estimated 76.7% of U.S. clinker capacity is owned by companies headquartered outside of the United States.  In reviewing these figures for cement plants, capacity is often stated in terms of “clinker” capacity.  “Clinker” is the initial product of cement production.  Cement producers mine materials such as limestone, shale, or other materials, crush and screen the materials, and place them in a cement kiln.  After being heated to extremely high temperatures, these materials form marble-sized balls or pellets called “clinker” that are then very finely ground to produce Portland cement.

The Company’s cement product line competes with various companies in different geographic and product areas principally on the basis of proximity, quality and price for its products, but level of customer service is also a factor.  The cement product line also competes with imported cement because of the higher value of the product and the existence of major ports in some of our markets.  Certain of the Company’s competitors in the cement product line have greater financial resources than the Company.

The nature of the Company’s competition varies among its product lines due to the widely differing amounts of capital necessary to build production facilities. Crushed stone production from stone quarries or mines, or sand and gravel production by dredging, is moderately capital intensive. The Company’s major competitors in the aggregates markets are typically large, vertically integrated companies, with international operations. Ready mixed concrete production requires relatively small amounts of capital to build a concrete batching plant and acquire delivery trucks.  Accordingly, economics can lead to lower barriers to entry in some markets.  As a result, depending on the local market, the Company may face competition from small producers as well as large, vertically integrated companies with facilities in many markets. Construction of cement production facilities is highly capital intensive and requires long lead times to complete engineering design, obtain regulatory permits, acquire equipment and construct a plant. Most domestic producers of cement are owned by large foreign companies operating in multiple international markets. Many of these producers maintain the capability to import cement from foreign production facilities.

Research and Development

The Company conducts research and development activities, principally for its magnesia-based chemicals business, at its plant in Manistee, Michigan.  In general, the Company’s research and development efforts are directed to applied technological development for the use of its chemicals products.  The amounts spent by the Company in each of the last two years on research and development activities were not material.

Environmental and Governmental Regulations

The Company’s operations are subject to and affected by federal, state, and local laws and regulations relating to the environment, health and safety, and other regulatory matters.  Certain of the Company’s operations may from time to time involve the use of substances that are classified as toxic or hazardous substances within the meaning of these laws and regulations.  Environmental operating permits are, or may be, required for certain of the Company’s operations, and such permits are subject to modification, renewal and revocation.

ITEM 1. BUSINESS (continued)

The Company records an accrual for environmental remediation liabilities in the period in which it is probable that a liability has been incurred and the amounts can be reasonably estimated.  Such accruals are adjusted as further information develops or circumstances change.  The accruals are not discounted to their present value or offset for potential insurance or other claims or potential gains from future alternative uses for a site.

The Company regularly monitors and reviews its operations, procedures, and policies for compliance with existing laws and regulations, changes in interpretations of existing laws and enforcement policies, new laws that are adopted, and new laws that the Company anticipates will be adopted that could affect its operations.  The Company has a full time staff of environmental engineers and managers that perform these responsibilities.  The direct costs of ongoing environmental compliance were approximately $21.5 million in 2016 and approximately $24.7 million in 2015 and are related to the Company’s environmental staff, ongoing monitoring costs for various matters (including those matters disclosed in this Annual Report on Form 10-K), and asset retirement costs.  Capitalized costs related to environmental control facilities were approximately $8.7 million in 2016 and are expected to be approximately $9.0 million in 2017 and 2018.  The Company’s capital expenditures for environmental matters were not material to its results of operations or financial condition in 2016 and 2015.  However, our expenditures for environmental matters generally have increased over time and are likely to increase in the future.  Despite our compliance efforts, risk of environmental liability is inherent in the operation of the Company’s businesses, as it is with other companies engaged in similar businesses, and there can be no assurance that environmental liabilities will not have a material adverse effect on the Company in the future.

Many of the requirements of the environmental laws are satisfied by procedures that the Company adopts as best business practices in the ordinary course of its operations.  For example, plant equipment that is used to crush aggregates products may, as an ordinary course of operations, have an attached water spray bar that is used to clean the stone.  The water spray bar also suffices as a dust control mechanism that complies with applicable environmental laws.  The Company does not break out the portion of the cost, depreciation, and other financial information relating to the water spray bar that is only attributable to environmental purposes, as it would be derived from an arbitrary allocation methodology.  The incremental portion of such operating costs that is attributable to environmental compliance rather than best operating practices is impractical to quantify.  Accordingly, the Company expenses costs in that category when incurred as operating expenses.

The environmental accruals recorded by the Company are based on internal studies of the required remediation costs and estimates of potential costs that arise from time to time under federal, state and/or local environmental protection laws.  Many of these laws and the regulations promulgated under them are complex, and are subject to challenges and new interpretations by regulators and the courts from time to time.  In addition, new laws are adopted from time to time.  It is often difficult to accurately and fully quantify the costs to comply with new rules until it is determined the type of operations to which they will apply and the manner in which they will be implemented is more accurately defined.  This process often takes years to finalize and changes significantly from the time the rules are proposed to the time they are final.  The Company typically has several appropriate alternatives available to satisfy compliance requirements, which could range from nominal costs to some alternatives that may be satisfied in conjunction with equipment replacement or expansion that also benefits operating efficiencies or capacities and carry significantly higher costs.

Management believes that its current accrual for environmental costs is reasonable, although those amounts may increase or decrease depending on the impact of applicable rules as they are finalized from time to time and changes in facts and circumstances.  The Company believes that any additional costs for ongoing environmental compliance would not have a material adverse effect on the Company’s obligations or financial condition.

ITEM 1. BUSINESS (continued)

Future reclamation costs are estimated using statutory reclamation requirements and management’s experience and knowledge in the industry, and are discounted to their present value using a credit-adjusted, risk-free rate of interest.  The future reclamation costs are not offset by potential recoveries.  For additional information regarding compliance with legal requirements, see “Note N: Commitments and Contingencies” of the “Notes to Financial Statements” of the 2016 Financial Statements and the 2016 Annual Report.  The Company is generally required by state or local laws or pursuant to the terms of an applicable lease to reclaim quarry sites after use.  The Company performs activities on an ongoing basis that may reduce the ultimate reclamation obligation.  These activities are performed as an integral part of the normal quarrying process.  For example, the perimeter and interior walls of an open pit quarry are sloped and benched as they are developed to prevent erosion and provide stabilization.  This sloping and benching meets dual objectives -- safety regulations required by the Mine Safety and Health Administration for ongoing operations and final reclamation requirements.  Therefore, these types of activities are included in normal operating costs and are not a part of the asset retirement obligation.  Historically, the Company has not incurred substantial reclamation costs in connection with the closing of quarries.  Reclaimed quarry sites owned by the Company are available for sale, typically for commercial development or use as reservoirs.

The Company believes that its operations and facilities, both owned or leased, are in substantial compliance with applicable laws and regulations and that any noncompliance is not likely to have a material adverse effect on the Company’s operations or financial condition.  See “Legal Proceedings” under Item 3 of this Form 10-K, “Note N: Commitments and Contingencies” of the “Notes to Financial Statements” of the 2016 Financial Statements included under Item 8 of this Form 10-K and the 2016 Annual Report, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Environmental Regulation and Litigation” included under Item 7 of this Form 10-K and the 2016 Annual Report.  However, future events, such as changes in or modified interpretations of existing laws and regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of certain products or business activities, may give rise to additional compliance and other costs that could have a material adverse effect on the Company.

In general, quarry, mining and production facilities for asphalt, cement and ready mixed concrete must comply with air quality, water quality, and noise regulations, zoning and special use permitting requirements, applicable mining regulations, and federal health and safety requirements.  As new quarry and mining sites and production facilities are located and acquired, the Company works closely with local authorities during the zoning and permitting processes to design new quarries, mines and production facilities in such a way as to minimize disturbances.  The Company frequently acquires large tracts of land so that quarry, mine, and production facilities can be situated substantial distances from surrounding property owners.  Also, in certain markets the Company’s ability to transport material by rail and ship allows it to locate its facilities further away from residential areas.  The Company has established policies designed to minimize disturbances to surrounding property owners from its operations.

As is the case with other companies in the same industry, some of the Company’s products contain varying amounts of crystalline silica, a common mineral also known as quartz.  Excessive, prolonged inhalation of very small-sized particles of crystalline silica has been associated with lung diseases, including silicosis, and several scientific organizations and some states, such as California, have reported that crystalline silica can cause lung cancer.  The Mine Safety and Health Administration and the Occupational Safety and Health Administration have established occupational thresholds for crystalline silica exposure as respirable dust.  The Company monitors occupational exposures at its facilities and implements dust control procedures and/or makes available appropriate respiratory protective equipment to maintain the occupational exposures at or below the appropriate levels.  The Company, through safety information sheets and other means, also communicates what it believes to be appropriate warnings and cautions its employees and customers about the risks associated with excessive, prolonged inhalation of mineral dust in general and crystalline silica in particular.

ITEM 1. BUSINESS (continued)

As is the case with other companies in the cement industry, the Company’s cement operations produce varying quantities of cement kiln dust (“CKD”).  This production by-product consists of fine-grained, solid, highly alkaline material removed from cement kiln exhaust gas by air pollution control devices.  Because much of the CKD is actually unreacted raw materials, it is generally permissible to recycle the CKD back into the production process, and large amounts often are treated in such manner.  CKD that is not returned to the production process or sold as a product itself is disposed in landfills.  CKD is currently exempted from federal hazardous waste regulations under Subtitle C of the Resource Conservation and Recovery Act.

In 2010, the United States Environmental Protection Agency (“USEPA”) included the lime industry as a national enforcement priority under the federal Clean Air Act (“CAA”).  As part of the industry wide effort, the USEPA issued Notices of Violation/Findings of Violation (“NOVs”) to the Company in 2010 and 2011 regarding the Company’s compliance with the CAA New Source Review (“NSR”) program at the Magnesia Specialties dolomitic lime manufacturing plant in Woodville, Ohio.  The Company has been providing information to the USEPA in response to these NOVs and has had several meetings with the USEPA.  The Company believes it is in substantial compliance with the NSR program.  The Company cannot at this time reasonably estimate what reasonable likely penalties or upgrades to equipment might ultimately be required.  The Company believes that any costs related to any required upgrades will be spread over time and will not have a material adverse effect on the Company’s operations or its financial condition, but can give no assurance that the ultimate resolution of this matter will not have a material adverse effect on the financial condition or results of operations of the Magnesia Specialties segment of the business.

In October 2014, the Company received a CAA Section 114 request for information regarding the Manistee, Michigan, operations from the USEPA, similar to the one initially received at the Woodville, Ohio, plant.  The letter seeks information regarding the Company’s compliance with the NSR program at the Magnesia Specialties manufacturing plant in Manistee, Michigan.  No notices of violation have been received by the Company relating to alleged non-compliance at the Manistee plant.  The Company believes it is in substantial compliance with the NSR program and has submitted information to the USEPA for review and is awaiting a response or additional questions.  The Company cannot at this time reasonably estimate the costs, if any, that may be incurred relating to this matter.

In September 2005, the USEPA designated several entities as potentially responsible parties (“PRPs”) under the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), at the Ward Transformer Superfund site located in Raleigh, North Carolina. In April 2009, two PRPs filed separate actions in the U.S. District Court for the Eastern District of North Carolina against more than 100 other entities not designated PRPs, including the Company, seeking contribution from the defendants for expenses incurred by the plaintiffs related to work performed at a portion of the site.  This group was later expanded to over 200 potential PRPs.  In 2016, a global settlement was reached for past costs and clean-up of the contamination, which the Company joined for a payment of $102,000 to the USEPA and $1.2 million to the PRPs, a group of which will be conducting the clean-up process.

The Company has been reviewing its operations with respect to climate change matters and its sources of greenhouse gas emissions.  In December 2009, the USEPA made an endangerment finding under the Clean Air Act that the current and projected concentrations of the six key greenhouse gases (“GHG” or “GHGs”) in the atmosphere threaten the public health and welfare of current and future generations.  The six GHGs are carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulfur hexafluoride. As of 2010, facilities that emitted 25,000 metric tons or more per year of GHGs are required to annually report GHG generation to comply with the USEPA’s Mandatory Greenhouse Gas Reporting Rule.  In May 2010, the USEPA issued a final rule (known as the Greenhouse Gas Tailoring Rule) that would have required the Company to incorporate best available GHG control technology in any new plant that it might propose to build and in its existing plants if it modified them in a manner that would increase GHG emissions (in the Company’s case, principally carbon dioxide emissions) by more than 75,000 tons per year. This rule was challenged in court by various public and private parties, and was upheld in part and invalidated in part by the United States Supreme

ITEM 1. BUSINESS (continued)

Court in an opinion issued in June 2014.  The Court concluded that the USEPA may in fact require best available control technology for GHG, but only if the plant is otherwise subject to Prevention of Significant Deterioration or Title V air permitting under the USEPA’s rules.  It is not known whether the USEPA will revise its rules in response to the Court’s decision and, if so, what the impact will be on the Company’s operations. No technologies or methods of operation for reducing or capturing GHGs such as carbon dioxide have been proven successful in large scale applications other than improvements in fuel efficiency, and it is not known what the USEPA will require as best available control technology for plants or conditions it will require for operating permits in the event of modifications to plants or construction of new plants.

In Congress, both the House and Senate had considered climate change legislation, including the “cap-and-trade” approach.  Cap-and-trade is an environmental policy tool that delivers results with a mandatory cap on emissions while providing sources flexibility in how they comply by trading credits with other sources whose emissions are below the cap. Another approach that had been proposed was a tax on emissions.  The Company believes that climate change legislation is not a priority item in Congress in the near future and that the primary method that greenhouse gases will be regulated is through the USEPA using its rule-making authority.  It is not known whether this will be a priority of the USEPA during President Trump’s administration.  Various states where the Company has operations are also considering climate change initiatives, and the Company may be subject to state regulations in addition to any federal laws and rules that are passed.

The operations of the Company’s aggregates, ready mixed concrete and asphalt and paving product lines are not major sources of GHG emissions.  Most of the GHG emissions from aggregates operations are tailpipe emissions from mobile sources such as heavy construction and earth-moving equipment.  The manufacturing operations of the Company’s Magnesia Specialties business in Woodville, Ohio, releases carbon dioxide, methane and nitrous oxide during the production of lime. The Magnesia Specialties operation in Manistee, Michigan, releases carbon dioxide, methane and nitrous oxides in the manufacture of magnesium oxide and hydroxide products.  Both of these operations are filing annual reports of their GHG emissions in accordance with the USEPA’s Mandatory Greenhouse Gas Reporting Rule.

Cement production worldwide is estimated to comprise approximately 5% to 10% of CO2 or GHG emissions, and the USEPA has indicated that CO2 emitted from cement production is the second largest source of CO2 emissions in the United States.  The Company has two cement plants.  During 2016, the Company, through its TXI subsidiary, filed annual reports of the GHG emissions relating to its two cement operations in Texas.

If and when Congress passes legislation on GHGs, the Woodville and Manistee operations, as well as the Company’s two cement operations, will likely be subject to the new program.  In addition, any additional regulatory restrictions on emissions of GHGs imposed by the USEPA will likely impact the Company’s Woodville, Manistee, and cement operations.  The Company anticipates that any increased operating costs or taxes relating to GHG emission limitations at the Woodville or cement operations would be passed on to customers.  The magnesium oxide products produced at the Manistee operation compete against other products that emit a lower level of GHGs in their production.  Therefore, the Manistee facility may be required to absorb additional costs due to the regulation of GHG emissions in order to remain competitive in pricing in that market.  The Company is also continuing to review the obligations of our Manistee facility’s global customer base with regards to climate change treaties and accords.  The Company at this time cannot reasonably predict what the costs of compliance will be, but does not believe it will have a material adverse effect on the financial condition or results of the operations of either the Magnesia Specialties or Building Materials businesses.

In 2010, the USEPA issued rules that dramatically reduced the permitted emissions of mercury, total hydrocarbons, particulate matter and hydrochloric acid from cement plants. The compliance date for these new standards was September 2015, but the USEPA granted various extensions to verify monitoring systems are effective for mercury and hydrogen chloride emissions.  The Company has conducted tests to analyze the current level of compliance of its cement plants with the new standards.  All plants required the installation of continuous emissions monitoring (“CEMs”).  The

ITEM 1. BUSINESS (continued)

Company, through its subsidiary TXI, identified and installed new control and monitoring equipment for these purposes and believes that the cement plants meet the emission requirements in these rules. The Company does not believe that the costs relating to these controls and equipment will have a material adverse effect on the financial condition or results of the operations of either the Company or the cement product line.

Employees

As of January 31, 2017, the Company has approximately 8,111 employees, of which 6,189 are hourly employees and 1,922 are salaried employees.  Included among these employees are 860 hourly employees represented by labor unions (10.6% of the Company’s employees).  Of such amount, 9.9% of the Company’s aggregates, ready mixed concrete and asphalt and paving operations’ hourly employees are members of a labor union, none of the Company’s cement product line’s hourly employees are represented by labor unions, and 100% of the Magnesia Specialties segment’s hourly employees are represented by labor unions. The Company’s principal union contracts for the Magnesia Specialties business cover employees at the Manistee, Michigan, magnesia-based chemicals plant and the Woodville, Ohio, lime plant. The Woodville collective bargaining agreement expires in May 2018.  The Manistee collective bargaining agreement expires in August 2019.  The Company believes it has good relations with all of its employees, including its unionized employees.  While the Company’s management does not expect significant difficulties in renewing these labor contracts, there can be no assurance that a successor agreement will be reached at any of these locations.

Available Information

The Company maintains an Internet address at www.martinmarietta.com.  The Company makes available free of charge through its Internet web site its Annual Report on Form 10‑K, Quarterly Reports on Form 10‑Q, Current Reports on Form 8‑K, and amendments to those reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act.  These reports and any amendments are accessed via the Company’s web site through a link with the Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov.  Accordingly, the Company’s referenced reports and any amendments are made available as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC, once EDGAR places such material in its database.

The Company has adopted a Code of Ethical Business Conduct that applies to all of its directors, officers, and employees.  The Company’s code of ethics is available on the Company’s web site at www.martinmarietta.com.  The Company intends to disclose on its Internet web site any waivers of or amendments to its code of ethics as it applies to its directors and executive officers.

The Company has adopted a set of Corporate Governance Guidelines to address issues of fundamental importance relating to the corporate governance of the Company, including director qualifications and responsibilities, responsibilities of key board committees, director compensation, and similar issues.  Each of the Audit Committee, the Management Development and Compensation Committee, and the Nominating and Corporate Governance Committee of the Board of Directors of the Company has adopted a written charter addressing various issues of importance relating to each committee, including the committee’s purposes and responsibilities, an annual performance evaluation of each committee, and similar issues.  These Corporate Governance Guidelines, and the charters of each of these committees, are available on the Company’s web site at www.martinmarietta.com.

The Company’s Chief Executive Officer and Chief Financial Officer are required to file with the SEC each quarter and each year certifications regarding the quality of the Company’s public disclosure of its financial condition.  The annual certifications are included as Exhibits to this Annual Report on Form 10‑K.  The Company’s Chief Executive Officer is also required to certify to the New York Stock Exchange each year that he is not aware of any violation by the Company of the New York Stock Exchange corporate governance listing standards.